Exhibit 2.4

                       AMENDED AND RESTATED OEM AGREEMENT

            This Amended and Restated OEM Agreement (the "Agreement") is entered into and effective as of December 16, 1998 by and between Unmanned Solutions, Inc. ("USI") located at 940 Auburn Court, Fremont, California 94538, and Data I/O Corporation ("DATA I/O") located at 10525 Willows Road NE, P.O Box 97046, Redmond, Washington 98073-9746.

In consideration of the mutual promises contained herein, it is agreed as follows:

1. DEFINITIONS.  As used herein:

            1.1 "Current Specifications" shall mean the functional capabilities and hardware compatibility, as described in ATTACHMENT 1.1 hereto, of the Licensed Technology, as defined below.

            1.2 "End-User Documentation" shall mean the end-user guides, technical reference guides, and installation guides relevant to the Licensed Technology.

            1.3 "Licensed Technology" shall mean the current version of USI's proprietary handler product, commonly known as the AH 400 Handler, and all related drawings, mechanical drawings, assembly drawings, bills of material, schematics, MRP database, specifications, purchased component specification sheets, software, firmware, lasers, printers, input/output media, Autopack software and technology, designs, documentation and other written material necessary or useful in the manufacture, modification, or use of the AH 400 Handler (collectively, the "Manufacturing Documentation"), in both Object and Source Code, as defined below, if available, and other deliverables described in ATTACHMENT 1.3 hereto. Licensed Technology shall also include the End-User Documentation.

            1.4 "Licensed Technology Modifications" shall mean modifications to the Licensed Technology in accordance with the terms of this Agreement.

            1.5 "Object Code" shall mean the machine readable form of any USI computer programs contained in the Licensed Technology.

            1.6 "Source Code" shall mean the human readable form of any USI computer programs contained in the Licensed Technology.

2. GRANT OF LICENSE AND DELIVERY OF MATERIALS.

            2.1 Subject to the terms and conditions hereof, USI hereby grants to DATA I/O, under USI's intellectual property rights (including but not limited to, all patents, patent applications, copyrights, mask works, trade secrets and works in progress), a fully paid, world-wide and perpetual license (the "License") to (i) make, have made, reproduce, use, display, market, distribute and support the Licensed Technology and to modify and create derivative works from the Licensed Technology and (ii) translate the End-User and Manufacturing Documentation into foreign languages; provided, however, DATA I/O shall be solely responsible for the form and content of any such translation made by or for DATA I/O. The License shall be exclusive in the "IC Programmer Products Market" and non-exclusive in all other markets. "IC Programmer Products Market" shall mean the design, development, manufacture, sale or distribution of any device or system used to program programmable, integrated circuits.

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            2.2 USI has delivered to DATA I/O, F.O.B. DATA I/O's place of business, one electronic copy of the Licensed Technology (or hard copy for items not available electronically), in accordance with the schedule set forth in ATTACHMENT 2.2 hereto.

            2.3 USI reserves the right, in its sole discretion, to modify, improve or discontinue any or all of the Licensed Technology at any time or from time-to-time; provided, however, such activities shall not impact DATA I/O's rights hereunder.

3. LICENSED TECHNOLOGY MODIFICATIONS. Licensed Technology Modifications developed by or on behalf of DATA I/O shall be owned by DATA I/O and may be licensed to USI upon mutual agreement of the parties. Licensed Technology Modifications developed by or on behalf of USI shall be owned by USI and may be licensed to DATA I/O upon mutual agreement of the parties. Any Licensed Technology Modifications developed by or on behalf of USI during the warranty period, as described below, shall be provided to DATA I/O and included in the Licensed Technology.

4. RESPONSIBILITIES OF DATA I/O. DATA I/O shall be solely responsible, at its own expense, for determining whether its customer's requirements and application will be served by the Licensed Technology, and for providing its customers with training in the installation and use of, and for providing warranty, technical support and trouble-shooting services to its customers with respect to, the Licensed Technology. DATA I/O shall remain fully responsible for the product knowledge and technical support skills of its staff. All end-user warranty claims and support inquiries from DATA I/O's customers must be made to DATA I/O.

5. RESPONSIBILITIES OF USI. USI will provide servicing suggestions, trouble-shooting guides and other service information for the Licensed Technology. USI will sell Autopack units to DATA I/O for the amounts listed on ATTACHMENT 5.1 hereto per unit and will deliver such units to DATA I/O within six (6) weeks lead time of DATA I/O's order. Provided USI meets this six (6) week lead time, USI will be DATA I/O's preferred source for Autopack units.

6. LICENSE FEE; PAYMENTS.

             6.1 In consideration of the licenses granted herein, DATA I/O has paid the license fee as described in ATTACHMENT 6.1 hereto as a one-time license fee ("License Fee") for the License.

             6.2 In addition to all other amounts due to USI hereunder, DATA I/O shall pay to or reimburse USI the amount of any sales taxes which USI is at any time obligated to pay or collect in connection with or arising out of the transactions contemplated by this Agreement.

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7. LIMITED WARRANTY.

             7.1 Until the later of one-hundred twenty (120) days after delivery by USI of the Licensed Technology to DATA I/O USI warrants that the Licensed Technology shall perform substantially in accordance with the Current Specifications for such Licensed Technology. For purposes of this Agreement, a "defect" is a failure of the Licensed Technology to perform substantially in accordance with the applicable Current Specifications. During the warranty period, USI shall use its best efforts to correct reported defects in the Licensed Technology provided that USI is given written notice specifying the defect. All corrections to software contained in the Licensed Technology shall be delivered to DATA I/O in Source and Object Code form. USI shall have no responsibility for any defects attributable to improper installation, operation, misuse or abuse of the Licensed Technology. If USI has not fixed or provided a suitable work around for a defect within thirty (30) days after its receipt of notice thereof, DATA I/O shall thereafter have the right to terminate its license of the Licensed Technology and, AS ITS SOLE AND EXCLUSIVE REMEDY, RECEIVE A REFUND EQUAL TO THE LICENSE FEE PAID TO USI.

            7.2 USI will provide to DATA I/O during the period referred to in
Section 7.1 any bug fixes or work arounds in Object and Source Code form and related documentation for any bugs reported by USI's customers and repaired by USI and for any bugs which are reported to USI by DATA I/O during the period referred to in Section 7.1.

            7.3 Except as listed in ATTACHMENT 7.3 hereto, USI warrants that the Licensed Technology constitutes all of the documentation, software and materials used by USI to manufacture and support the AH 400 Handler. USI warrants it has all right, power and authority to grant the License and rights granted under this Agreement; provided however, the parties acknowledge that third party rights to those materials listed in ATTACHMENT 7.3 hereto must also be acquired by DATA I/O. USI will use its best efforts in assisting DATA I/O in acquiring such rights.

            7.4 USI will defend and indemnify DATA I/O for any damages and costs finally awarded against DATA I/O, or the settlement related thereto, on the grounds that the Licensed Technology, in the form and condition delivered by USI to DATA I/O hereunder, infringes any patents, copyrights, trade secrets or proprietary rights of any third party, provided that DATA I/O notifies USI in writing of any such claim promptly after learning thereof and that DATA I/O gives USI full control over the defense and settlement of the claim and reasonably cooperates with USI with respect thereto. If any such claim is brought or appears to USI likely to be brought, USI, at its option, may replace or modify the Licensed Technology to make it non-infringing. Thereafter DATA I/O shall discontinue all use of any portion of the Licensed Technology that has been replaced or modified. USI's obligations hereunder shall not apply to any claim to the extent based on use of the Licensed Technology which has been modified by DATA I/O, or based on combination of the Licensed Technology with any products not supplied by USI and where, but for such combination, no infringement would have occurred. THE FOREGOING STATES USI'S SOLE RESPONSIBILITY, AND DATA I/O'S SOLE REMEDY, FOR ANY INFRINGEMENT BY THE LICENSED TECHNOLOGY OF ANY PROPRIETARY RIGHTS OR ANY BREACH OR BREACHES OF ANY WARRANTY OF TITLE.

            7.5 DATA I/O will defend and indemnify USI for any damages and costs finally awarded against USI, or the settlement related thereto, on the grounds that the Licensed Technology Modifications developed by or on behalf of DATA I/O ("DATA I/O Licensed Technology Modifications") infringe any valid patents, copyrights, trade secrets or proprietary rights of any third party, provided that USI notifies DATA I/O in writing of any such claim promptly after learning thereof and that USI gives DATA I/O full control over the defense and settlement of the claim and reasonably cooperates with DATA I/O with respect thereto. THE FOREGOING STATES DATA I/O'S SOLE RESPONSIBILITY, AND USI'S SOLE REMEDY, FOR ANY INFRINGEMENT BY THE DATA I/O LICENSED TECHNOLOGY MODIFICATIONS OF ANY PROPRIETARY RIGHTS OR ANY BREACH OR BREACHES OF ANY WARRANTY OF TITLE.

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            7.6 USI DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY WILL MEET DATA
I/O'S OR ITS CUSTOMER'S REQUIREMENTS OR THAT OPERATION OF THE LICENSED
TECHNOLOGY WILL BE UNINTERRUPTED OR ERROR FREE. THE WARRANTIES SET FORTH ABOVE ARE THE ONLY WARRANTIES MADE BY USI, AND THE LICENSED TECHNOLOGY IS OTHERWISE PROVIDED ON AN "AS IS" BASIS WITH ALL FAULTS. USI EXPRESSLY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

            7.7 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS CUSTOMERS, OR ANY OTHER PERSON FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OR ALTERATION OF DATA, DELAYS, LOST PROFITS OR SAVINGS, ARISING OUT OF THE BREACH OF WARRANTY OR THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR THE USE OR INABILITY TO USE THE LICENSED TECHNOLOGY, LICENSED TECHNOLOGY MODIFICATIONS, OR ANY PORTION THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF THE LIMITED REMEDIES STATED ABOVE ARE FOUND TO FAIL OF THEIR ESSENTIAL PURPOSE. EACH PARTY FURTHER AGREES THAT, EXCEPT AS STATED IN SECTIONS 7.4 AND 7.5 HEREOF, THE LIABILITY OF THE OTHER PARTY ON ANY CLAIM OF ANY KIND, WHETHER BASED ON CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY, PRODUCT LIABILITY, NEGLIGENCE, OR FOR INDEMNIFICATION) OR RESULTING FROM THIS AGREEMENT OR ANYTHING FURNISHED HEREUNDER SHALL NOT EXCEED $300,000.

            7.8 DATA I/O ACKNOWLEDGES THAT USI HAS NOT MADE, AND DATA I/O IS NOT RELYING UPON, ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS REGARDING THE VALUE OF THIS AGREEMENT OR THE MARKETABILITY OF THE LICENSED TECHNOLOGY.

            7.9 This Section shall survive termination of this Agreement.

8. PROPRIETARY INFORMATION; INTELLECTUAL PROPERTIES.

            8.1 See ATTACHMENT 8.1.

            8.2 DATA I/O agrees that all rights, title and interest in and to any trademark, trade name, service mark, patent, copyright or other proprietary rights in the Licensed Technology are and shall remain vested solely in USI. DATA I/O shall not attempt to register any name, symbol or mark of USI, nor any name, symbol or mark confusingly similar thereto. DATA I/O shall in no event use the word USI or any of the trademarks, trade names or service marks of USI related to the Licensed Technology as part of its corporate or business name. DATA I/O may use USI's trademarks related to the Licensed Technology in connection with the marketing and distribution of the Licensed Technology and will retain and not obscure or alter in any way the copyrights, proprietary rights and trademark notices in the Licensed Technology.

            8.3 This Section shall survive termination of this Agreement.

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9. TERMINATION.

            9.1 Either party may terminate this Agreement immediately upon notice to the other party if the other party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition or has a petition filed against it under any bankruptcy or similar law.

            9.2 Upon termination of this Agreement, all rights and obligations of the parties arising under this Agreement shall cease unless otherwise stated in this Agreement, except that neither DATA I/O nor USI shall be relieved of (i) its respective obligations to pay any monies due, or to become due, as of or after the date of termination (ii) any other undischarged, accrued obligations existing at the date of termination or (iii) any and all provisions of this Agreement or otherwise with respect to the ownership, protection, and confidentiality of the Licensed Technology and Licensed Technology Modifications.

10. INDEPENDENT CONTRACTORS. DATA I/O and USI are independent contractors as to each other, and at no time shall either be deemed to be or hold itself out as the agent, partner or representative of the other.

11. ENTIRE AGREEMENT. This Agreement, including all Attachments hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof, and replaces, supersedes and terminates all prior or contemporaneous discussions or agreements, written or oral, as to the subject matter, including without limitation, the Letter Agreement between the parties dated September 21, 1998 and the OEM Agreement between the parties dated November 4, 1998. Unless otherwise stated in this Agreement, any remedy set forth in this Agreement is in addition to any other remedy afforded to the parties by law or otherwise. No modifications or amendments shall be binding upon the parties unless made in writing and signed by both parties.

12. WAIVER. A waiver of any breach, the acceptance of any order inconsistent with the terms of this Agreement, or the making of deliveries pursuant to such order shall not be deemed a modification of this Agreement, nor shall any failure to enforce any right hereunder or a waiver in one instance constitute a waiver of that right or of any other right under this Agreement.

13. ASSIGNMENT AND SUBLICENSING.

            13.1 USI may at any time assign all or a portion of its rights and duties hereunder to a company or companies wholly owned by or in common ownership with USI, or to a buyer of all or substantially all of the assets relevant to USI's performance under this Agreement and may at any time after the end of the warranty period described in Section 7.1 assign all or a portion of its rights and duties hereunder. DATA I/O may at any time assign all or a portion of its rights and duties hereunder and may sublicense any of its rights hereunder.

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            13.2 Subject to the foregoing restrictions, this Agreement will bind and benefit the parties and their successors and assigns.

14. ATTORNEYS' FEES. In the event any dispute arising hereunder is submitted for judicial determination to a court of competent jurisdiction, the substantially prevailing party therein shall recover its reasonable attorneys' fees and costs at all levels of proceedings. This Section shall survive termination of this Agreement.

15. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to its conflict of law rules. The parties agree that the exclusive jurisdiction and venue of any lawsuit shall be the state or federal courts sitting in King County, Washington. This Section shall survive termination of this Agreement.

16. NOTICES. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated in the first paragraph of this Agreement or to such other address as a party may subsequently specify and shall be deemed to have been received (i) five days after mailing if by U.S. certified mail, return receipt requested and postage prepaid or (ii) upon transmittal if by facsimile. This Section shall survive termination of this Agreement.

17. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall nevertheless be enforced to the fullest extent allowed by law and the validity and enforceability of the remainder of this Agreement shall not in any way be impaired. This Section shall survive termination of this Agreement.

18. EXPORTS. DATA I/O agrees to obtain all applicable government export licenses and to comply with all rules and regulations of the U.S. Department of Commerce, Office of Export Administration and any other applicable export controls and regulations relating to its export of the Licensed Technology, DATA I/O Licensed Technology Modifications or any technical information related thereto.

EACH OF THE PARTIES AFFIRMS THAT IT UNDERSTANDS THE TERMS AND CONDITIONS SET FORTH ABOVE, INCLUDING THE EXCLUSIONS OF WARRANTIES AND LIMITATIONS OF REMEDIES STATED HEREIN, AND ACKNOWLEDGES THAT THE SAME CONSTITUTE AN AGREED ALLOCATION OF RISK REFLECTED IN THE PRICING HEREUNDER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized representatives as of the date written above. This Agreement may be executed in counterparts.


UNMANNED SOLUTIONS, INC.                        DATA I/O CORPORATION


BY          //S// James Fishman                 BY         //S// David C. Bullis

TITLE       President                           TITLE       CEO


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                       OMITTED SCHEDULES FROM EXHIBIT 2.4

The following Attachments have been omitted from Exhibit 2.4 in accordance with
Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted Attachment to the Commission upon request.

Attachment Number                    Description

1.1                                  Current Specifications
1.3                                  Description of Licensed Technology
1.3A                                 Parts List
1.3B                                 Object Code
1.3C                                 Source Code
2.2                                  Delivery Schedule
5.1                                  Autopack Pricing
6.1                                  License Fee and Training and Support Fee
7.3                                  third Party Materials and Documentation
8.1                                  Mutual Non-Disclosure Agreement Dated
                                              August 18, 1998


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